Back to Form 10-Q
Exhibit 10.10

STATE SETTLEMENT AGREEMENT

I. PARTIES

This Settlement Agreement ("State Settlement Agreement") is entered into between the State of New York ("the State") and WellCare Health Plans, Inc., Comprehensive Health Management, Inc., Comprehensive Reinsurance, Ltd., Harmony Behavioral Health, Inc., HealthEase of Florida, Inc., WellCare Prescription Insurance, Inc., WellCare of Connecticut, Inc., WellCare of Florida, Inc., WellCare of Georgia, Inc., WellCare of New York, Inc., WellCare of Ohio, Inc., Harmony Health Plan of Illinois, Inc., and Harmony Behavioral Health IPA, Inc. (collectively "WellCare"), hereinafter collectively referred to as "the Parties."

II. PREAMBLE
As a preamble to this Agreement, the Parties agree to the following:
                A.        WellCare is a health maintenance organization ("HMO") headquartered in Tampa, Florida, that services approximately 2.3 million members enrolled in Medicare and Medicaid plans across the country.
B.         Relator Sean J. Hellein filed U.S. ex rel. Sean Hellein v. WellCare Health Plans, Inc., et al., Case No. 8:06-cv-01079-T-30TGW (M.D. Fla.) on June 7, 2006.
C.         Relator Clark J. Bolton filed U.S. ex rel. Clark Bolton v. WellCare Health Plans, Inc., et al., Case No. 8:07-cv-1909-T-30TGW (M.D. Fla.) on October 19, 2007 and State of Florida ex rel. Clark Bolton v. WellCare Health Plans, Inc., et al., Case No. 2007-CA-2961 (Fla. 2d Cir.) (UNDER SEAL) on October 25, 2007.

D.        Relator SF United Partners filed U.S. ex rel. SF United Partners v. WellCare Health Plans, Inc., el al., Case No. 3:07cvl688 (SRU) (D. Ct.) (UNDER SEAL), on November 15, 2007.
E.         Relator Eugene Gonzalez filed U.S. ex rel. Eugene Gonzalez v. WellCare Health Plans, Inc., el al., Case No. CV 08 0723 (E.D.N.Y.) (transferred to M.D. Fla. as Case No. 8:08- cv-1691-T-30-TGW), on February 21, 2008.
F.         The qui tam actions identified in Paragraphs B through E will be referred to collectively as the "Civil Actions."
G.         On May 5, 2009, WellCare entered into a Deferred Prosecution Agreement with the United States Attorney for the Middle District of Florida and the Florida Attorney General's Office ("the Deferred Prosecution Agreement").
H.         WellCare will enter into a separate civil settlement agreement (the "Federal Settlement Agreement") with the United States.
                I.          The State contends that WellCare submitted or caused to be submitted claims for payment to the State's Medicaid Program ("Medicaid"), 42 U.S.C. §§ 1396-l396w-5.
                J.          The State contends that it has certain civil and administrative causes of action against WellCare for engaging in the following conduct from January 1, 2004 to June 24, 2010, or where a different period is noted below, during that period:
1.           Between June 1, 2002 and October 31, 2007, knowingly concealed its contractual obligation to pay behavioral health care services monies back to the Florida Agency for Health Care Administration ("AHCA") and induced AHCA to grant inflated premium increases by (a) falsely and fraudulently inflating actual expenses incurred in providing behavioral health care services to Florida

Medicaid recipients, through use of its subsidiary Harmony Behavioral Health ("HBH") and a contract providing for capitated premiums to HBH at a rate of 85% regardless of actual medical costs expended, (b) using those improperly inflated expenses in calculating the relevant medical loss ratio ("MLR") (the percentage of every premium dollar spent on health care), (c) submitting those improperly inflated expenses and/or improperly calculated loss ratios to AHCA, (d) coordinating its billing practices with other entities to minimize chances of detection by AHCA, and (e) retaining monies owed to AHCA;
2.           Manipulated WellCare's MLR by (a) creating a wholly-owned reinsurance subsidiary that charged higher premiums to WellCare's affiliates than those paid by WellCare to independent reinsurers in order to maintain WellCare's premiums at higher levels than justified by WellCare's actual costs, (b) counting reinsurance profit as a medical expense, (c) underreporting its profit margin and misrepresenting its costs, (d) manipulating its Incurred But Not Reported ("IBNR") (an actuarial estimate of claims which have not yet been reported or paid, but are likely to be incurred within a certain time frame), and (e) manipulating behavioral health MLR;
3.           Between October 1, 2003 and October 2007, knowingly concealed its contractual and statutory obligations to pay monies back to state Medicaid programs, including the Florida Healthy Kids program and the Illinois Medicaid program, by (a) including false and fraudulent expenses in its reported MLR calculations, (b) shifting and misallocating costs, including prepayment of medical expenses for future years, (c) entering improper capitation and payment arrangements, (d) fraudulently increasing per member per month costs for over-the-counter pharmacy benefits, and (e) retaining monies owned to the state Medicaid programs;
4.           Falsified encounter data submitted to the state Medicaid programs;
5.           Knowingly concealed and retained overpayments received from state Medicaid programs in violation of its contractual obligations to pay monies back to the state Medicaid programs, including (a) overpayments for newborn Medicaid premiums received by WellCare from AHCA between July 1, 2005 to October 31, 2005, (b) overpayments received by WellCare due to overstated membership in the New York State Family HealthPlus program, and (c) overpayments received by WellCare as a result of data or programming errors;
6.           Paid improper remuneration to physicians and Independent Practice Associations ("IPAs"), and other providers through manual adjustments to service funds and other means, in order to (a) induce the physicians and IPAs to upcode or deny services to patients, (b) reward the physicians and IPAs for marketing and switching patients to WellCare in violation of regulations, (c) enable IPAs to maintain deceased members on the membership rolls and improperly billing and collecting premium payments for months after the members' deaths, (d) reward IPAs who terminate sick patients and send them to other health plans or IPAs, (e) induce IPAs to make political contributions to WellCare's favored candidates, and (f) sanction or terminate providers who fail to keep claims payments below WellCare's desired threshold;

7.           Engaged in sales and marketing abuses by (a) unlawfully disenrolling certain Medicaid patients and by "cherrypicking" others, (b) marketing in a manner designed to discriminate among potential enrollees on the basis of such enrollees' health status or need for health services, (c) improperly encouraging dual eligible beneficiaries to change their health plans frequently in order to generate inflated commissions;
8.           Manipulated and falsely reported to the Centers for Medicare and Medicaid Services ("CMS") and to states, the "grades of service" or similar performance metrics of WellCare call centers and falsified appeals documentation;
9.           Upcoded services, claims, and disease states by manipulating the Risk Adjusted Payment System ("RAPS"), which is used by CMS to calculate the per member per month ("PMPM") premium paid to health plans; and
10.         Operated a sham Special Investigations Unit ("SIU") that (a) failed to perform its oversight responsibilities with respect to claims submitted to Medicare and Medicaid providers and third party administrators, and claims associated with its Medicare Part D Prescription Drug Plan, (b) used an improper methodology to compute overpayments received by providers, thereby allowing WellCare to seek excessive reimbursement from the providers, (c) failed to provide the proper notification of settlements with providers regarding overpayments to government agencies and to remit settlement funds to Medicaid and Medicare programs in Florida, and (d) filing false and misleading fraud prevention plans.

The conduct described in this Paragraph II(J), except insofar as it may overlap with the conduct and allegations set forth in Paragraphs III 5.k. and 5.1. below, is herein referred to as the "Covered Conduct."
K.        Except as governed by the terms of the Deferred Prosecution Agreement dated May 5, 2009 between WellCare and the U.S. Attorney's Office for the Middle District of Florida and the Florida Attorney General's Office, this Agreement is neither an admission of facts or liability by WellCare nor a concession by the State that its allegations are not well founded.
L.        To avoid the delay, expense, inconvenience and uncertainty of protracted litigation of these causes of action, the Parties mutually desire to reach a full and final settlement as set forth below.
III. TERMS AND CONDITIONS
NOW,  THEREFORE,  in  reliance  on  the  representations contained  herein  and   in consideration of the mutual promises, covenants and obligations set forth in this Agreement, and for good and valuable consideration as stated herein, the Parties agree as follows:
1.	The Settlement Amount in this case shall consist of a fixed component and a contingent component:
a.           Fixed Component:  WellCare shall pay to the United States and the States that execute separate settlement agreements with WellCare to resolve WellCare's potential state liability for the Covered Conduct (the "Medicaid Participating States"), a collective total of $137.5 million (including the federal share of $83,980,591.88 and state share of $53,519,408.12 (such state share being the "Medicaid State Settlement Amount")), plus interest accruing annually at 3.125%

in four equal installments, not exceeding 36 months from the Effective Date of the Federal Settlement Agreement.
(i)       Subject to Paragraph 33 of the Federal Settlement Agreement and Paragraph 29 of this State Settlement Agreement, the first installment payment of $34.375 million due under the Federal Settlement Agreement to the Federal Government and the Medicaid Participating States shall be made by electronic funds transfer pursuant to written instructions to be provided to WellCare by the United States Department of Justice. Subject to Paragraph 33 of the Federal Settlement Agreement and Paragraph 29 of this State Settlement Agreement, all subsequent installment payments shall be made pursuant to the separate written instructions to be provided to WellCare by the United States Department of Justice and the National Association of Medicaid Fraud Control Unit's ("NAMFCU") Team ("the State Team") acting on behalf of the Medicaid Participating States. The first installment payment in the amount of $34.375 million plus accrued interest shall be made within five (5) business days after the Effective Date of the Federal Settlement Agreement as defined in Paragraph 31 ("Initial Fixed Payment Date") of the Federal Settlement Agreement; the second installment in the amount of $34.375 million plus accrued interest shall be made on or before the one year anniversary of the Initial Fixed Payment Date; and the third installment in the amount of $34.375 million plus accrued interest shall be made on or before the two year anniversary of the Initial Fixed Payment Date; the fourth and final installment payment in the amount of $34.375 million plus accrued interest shall be made on or before the third year anniversary of the Initial Fixed Payment Date. Interest shall begin to accrue as of December 22, 2010, when counsel for the United States notified counsel for WellCare in writing that the Government had received settlement authority from the United States Department of Justice. WellCare may accelerate payments under the fixed component provision without penalty.
(ii)    WellCare shall execute a State Settlement Agreement in the form to which WellCare and the State Team have agreed, or in a form otherwise agreed to by WellCare and an individual State, with any State that executes such an Agreement. The State shall constitute a Medicaid Participating State in this Settlement Agreement provided this Settlement Agreement is executed by the State and delivered to WellCare's attorneys within 60 days of when the State Team sends out the unexecuted State Settlement Agreement to the potential Medicaid Participating States. If this condition is not satisfied within 60 days, WellCare's offer to resolve this matter with the individual State shall become null and void absent written agreement between WellCare's attorneys and the State Team to extend the 60 day period.
b.            Contingent Component:
(i)    In the event of a change in control (a "CIC," as defined below) prior to completing payment of the entire Fixed Component of the Agreement, WellCare will pay any outstanding amount due under the

Fixed Component provision of the Agreement with a credit for any interest not yet accrued or owing, and
(ii)      If within 36 months of the Effective Date of the Federal Settlement Agreement there is a CIC for an amount equal to or greater than the aggregate market capital value of WellCare common stock as existed as of the close of market trading on the New York Stock Exchange (4:00 p.m. Eastern Daylight Time) on June 24, 2010, WellCare will pay the United States and the Medicaid Participating States an additional $35 million dollars within five (5) business days of the CIC. For the purposes of this Paragraph and calculation, the aggregate market capitalization value of WellCare on June 24, 2010 at the end of the trading period (4 p.m. EDT) was $1,129,841,928.30, based on a closing price of WellCare common stock of $26.63 on the New York Stock Exchange, multiplied by 42,427,410 issued and outstanding shares of WellCare's common stock that were issued and outstanding as of June 24, 2010.
(iii) For purposes of this Paragraph, a CIC shall mean (A) the date of acquisition of legal title of more than 50 percent of WellCare's then issued and outstanding common stock by a person, entity or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934); (B) a merger, reorganization, consolidation, or similar transaction resulting in a business combination where WellCare shareholders before the transaction own less than 50 percent of the new entity, or a person, entity, or group own more than 50 percent of the shares of the new entity;

or (C) a sale of substantially all of WellCare's assets to an unrelated third party or unrelated third parties.    The additional amount to be paid, collectively, to the United States and the Medicaid Participating States under this contingency is $35 million dollars; the additional amount to be paid the United States under this contingency is $21,377,636.00, and the additional amount to be paid the Medicaid Participating States under this contingency is $13,622,364.00.    WellCare will  provide the Medicaid Participating States, through the NAMFCU, with written notice of the anticipated contingent payment at least 30 days before a CIC.    After receiving  written notice of the anticipated  contingent  payment from WellCare, the NAMFCU will provide WellCare with written instructions for the transmittal of the contingent payment.
c.        The  total   portion  of the  Settlement  Amount  paid   by  WellCare  in settlement for the Covered Conduct for the State under the Fixed Component is $11,157,809.82, consisting of a portion paid to the State under this Agreement and another portion paid to the Federal Government as part of the Federal Settlement Agreement.  The individual portion of the Medicaid State Settlement Amount allocated to the State under the Fixed Component of this Agreement is the sum of $6,628,854.81, plus applicable interest (the "State Amount").
               2.          Contingent upon the receipt of their appropriate portion of the Medicaid State Settlement Amount, the Medicaid Participating States will pay to relators, as soon as feasible after such receipt, agreed-upon amounts that have been addressed via side letters to the Plaintiff-Relators in the Civil Actions.

3.         Upon receipt of the initial payment described in Paragraph 1 above, the State shall promptly sign and file in the Civil Actions a consent to dismissal through the Joint Stipulation of Dismissal filed pursuant to Paragraph 21 of the Federal Settlement Agreement or otherwise. The Parties agree that the dismissal of the claims purportedly asserted on behalf of the Medicaid Participating States in the Civil Actions shall be with prejudice as to the State's claims identified as "Covered Conduct" in Paragraph J above and without prejudice as to all other claims of the State in the Civil Actions. Furthermore, the dismissals filed in the Civil Actions shall be subject to all of the terms of this Agreement, including the timely payment of all Fixed and Contingent Settlement Amounts.
4.         Subject to the exceptions in Paragraph 5 below, and in consideration of the obligations of WellCare set forth in this Agreement, and conditioned upon receipt by the State of its share of the Medicaid State Settlement Amount, the State agrees to release WellCare from any civil or administrative monetary causes of action that the State has for any claims submitted or caused to be submitted for payment to the State Medicaid Program as a result of the Covered Conduct.
5.        Notwithstanding any term of this Agreement, the State specifically does not release any person or entity from any of the following liabilities:
a.            any criminal, civil, or administrative liability arising under state revenue codes;
b.            any criminal liability not specifically released by this Agreement;
c.            any civil or administrative liability that any person or entity, including WellCare, has or may have to the State or to any individual consumers or state program payors under any statute, regulation or rule not expressly covered by the release in Paragraph 4 above, including but not limited to, any and all of the following claims: (i) State or federal antitrust violations; (ii) Claims involving unfair or deceptive acts and practices and/or violations of consumer protection laws;
d.          any liability to the State (or its agencies) for any conduct other than the Covered Conduct;
e.          any liability based upon obligations created by this Agreement;
f.           except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from the State's Medicaid Program;
g.          any liability for express or implied warranty claims or other liability for defective or deficient products and services provided by WellCare;
h.          any   liability   for   personal   injury   or   property   damage   or   for   other consequential damages arising from the Covered Conduct;
i.           any liability based on a failure to deliver items or services due;
j.           any liability of individuals;
k.          any claims or liabilities arising from the allegations against WellCare or WellCare-affiliated defendants in any of the qui tam actions listed in the letter to be written from the Department of Justice to WellCare pursuant to Paragraph 6 j. of the Federal Settlement Agreement; and
1.          claims or liabilities arising from (i) WellCare's claims for payment to the Hawaii Medicaid program for deceased beneficiaries, or (ii) services provided to Medicaid beneficiaries for which the Hawaii Medicaid program paid twice, once under a WellCare managed care contract, and again under a fee-for-service program.
6.          In consideration of the May 5, 2009 Deferred Prosecution Agreement with the United States, the State's Medicaid Fraud Control Unit agrees that it shall not further criminally investigate, prosecute, or refer for prosecution or criminal investigation to any agency, WellCare for the Covered Conduct.
7.          In consideration of the obligations of WellCare set forth in this Agreement and the Corporate Integrity Agreement ("CIA") that WellCare will enter into with the Office of the Inspector General of the United States Department of Health and Human Services ("HHS-OIG") in connection with this matter, and conditioned upon receipt by the State of its share of the State Medicaid Settlement Amount, except as reserved in Paragraph 5, the State agrees to release and refrain from instituting, recommending, directing or maintaining any administrative action or claim seeking exclusion from the State's Medicaid Program against WellCare for the Covered Conduct. Nothing in this Agreement precludes the State from taking action against WellCare in the event that WellCare is excluded or debarred by the federal government, or for conduct and practices other than the Covered Conduct.
8.          WellCare waives and shall not assert any defenses it may have to criminal prosecution or administrative action for the Covered Conduct, which defenses may be based in whole or in part on a contention, under the Double Jeopardy Clause of the Fifth Amendment of the Constitution or the Excessive Fines Clause of the Eighth Amendment to the Constitution, that this Agreement bars a remedy sought in such criminal prosecution or administrative action.
9.          In consideration of the obligations of the State set forth in this Agreement, WellCare waives and discharges the State, its agencies, employees, servants, and agents from any causes of action (including attorneys' fees, costs, and expenses of every kind and however denominated) which WellCare has asserted, could have asserted, or may assert in the future against the State, its agencies, employees, servants, and agents, arising from the State's investigation and prosecution of the Covered Conduct.
10.        During the course of negotiations of this Agreement, up to and including the Effective Date of the Federal Settlement Agreement, WellCare has provided numerous financial materials and disclosures (collectively "Financial Statements"). The State has relied on the accuracy and completeness of those Financial Statements in reaching this Agreement. WellCare warrants that the Financial Statements were complete, and materially accurate, as of the date they were produced to the United States or the State or publicly filed. The State understands, however, that some of the Financial Statements provided by WellCare included "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended ("Forward Looking Statements"). Accordingly, to the degree that Forward Looking Statements were made in any Financial Statements, WellCare warrants only to the State that such Forward Looking Statements were made by WellCare in good faith and without actual knowledge that such Forward Looking Statements were false or misleading. If the State learns of any material nondisclosure or misrepresentation by WellCare on, or in connection with, the Financial Statements, and if such nondisclosure or misrepresentation resulted in the underreporting of WellCare's total net assets by $6,875,000 (5% of the Settlement Amount) or more, the State may at its option pursue relief under this Paragraph as follows: (a) the State will provide WellCare with written notice of the nature of the Material Nondisclosure or Material Misrepresentation; (b) within ten (10) calendar days of the date of the written notice, WellCare shall provide the State, in writing, with any explanation it may have regarding the Material Nondisclosure or Material Misrepresentation referenced in the written notice; (c) if unsatisfied with WellCare's explanation, as determined in its sole and absolute discretion, the State may file an action seeking relief under this Paragraph in which the State shall bear the burden of establishing by a preponderance of the evidence the Material Nondisclosure or Material Misrepresentation. If the State files such an action and establishes, by a preponderance of the evidence, a Material Nondisclosure or Material Misrepresentation, then (i) the Settlement Amount shall be increased by one hundred percent (100%) of the amount of the Material Nondisclosure or Material Misrepresentation; (ii) the remaining unpaid principal portion of the Settlement Amount shall become accelerated and immediately due and payable, with interest at a simple rate of 5% from the Effective Date of this Agreement to the date of the court finding, and at the Medicare interest rate (per 42 C.F.R. part 405.378) from the date of the court finding until the date of payment; (iii) the State may offset the remaining unpaid balance of the Settlement Amount (inclusive of interest) from any amounts due and owing to WellCare by any department, agency, or agent of the State; and (iv) WellCare shall immediately pay the State all reasonable costs incurred in the action seeking relief under this Paragraph, including attorneys' fees and costs.
11.        In the event that the State chooses to pursue its remedies under Paragraph 10 (concerning disclosure of assets) above, WellCare agrees not to plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that (a) are filed by the State within 90 calendar days of written notification to WellCare that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available on the Effective Date of this Agreement.

12.        The amount that WellCare must pay to the State pursuant to Paragraph 1 above will not be decreased as a result of the denial of claims for payment now being withheld from payment by the State's Medicaid Program, or any other state payor, for the Covered Conduct; and, if applicable, WellCare agrees not to resubmit to the State's Medicaid Program or any other state payor, any previously denied claims, which denials were based on the Covered Conduct, and agrees not to appeal or cause the appeal of any such denials of claims.
13.        WellCare shall not seek payment for any of the claims for reimbursement to Medicaid covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon claims defined as Covered Conduct.
                14.        WellCare further agrees to the following:
a.            Unallowable   Costs   Defined:   All   costs   (as   defined   in   the   Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-I395kkk and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of WellCare, its present or former officers, directors, employees, shareholders, and agents in connection with:
(i)        the matters covered by Federal Settlement Agreement, this Agreement and the May  5,  2009, Deferred Prosecution Agreement between  WellCare, the
United States, and the State of Florida;
(ii)       the United States' and the Medicaid Participating States' audit(s) and civil and criminal investigation(s) of the matters covered by this Agreement;

(iii)      WellCare's    investigation,    defense,    and    corrective    actions undertaken in response to the United States' and Medicaid Participating States' audit(s) and civil and criminal investigation(s) in connection with the matters covered by this Agreement (including attorney's fees);
(iv)      the   negotiation   and   performance   of  the   Federal   Settlement Agreement and this Agreement and the May 5, 2009 Deferred Prosecution Agreement;
(v)       the payments WellCare makes to the United States and Medicaid Participating  States  pursuant to the  Settlement Agreements  and  any payments that WellCare may make to Relators, including costs and attorneys fees; and
(vi)      the negotiation of, and obligations undertaken pursuant to the CIA to:
(A)          retain an independent review organization to perform annual reviews as described in Section III of the CIA; and
(B)          prepare and submit reports to the OIG-HHS, are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program ("FEHBP") hereinafter referred to as "Unallowable Costs"). However, nothing in this Paragraph 14.a.(vi) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to WellCare.

b.             Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for in non-reimbursable cost centers by WellCare, and WellCare shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by WellCare or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.
c.             Treatment of Unallowable Costs Previously Submitted for Payment: WellCare further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by WellCare or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. WellCare agrees that the United States, or any State Medicaid program, at a minimum, shall be entitled to recoup from WellCare any overpayment plus applicable interest and penalties as a result of the inclusion of such   Unallowable  Costs   on   previously-submitted   cost  reports,   information

reports, cost statements, or requests for payment. Any payments due after the adjustments have been made shall be paid to the United States or any State Medicaid program, pursuant to the direction of the Department of Justice and/or the affected agencies. The United States or any Medicaid Participating State, reserves its rights to disagree with any calculations submitted by WellCare or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on WellCare or any of its subsidiaries or affiliates' cost reports, cost statements, or information reports.
d.            Nothing in this Agreement shall constitute a waiver of the rights of the United States or any State Medicaid program to audit, examine, or re-examine WellCare's books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.
              15.        WellCare expressly warrants that it has reviewed its financial condition and that it is currently solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(l)(B)(ii)(I), and shall remain solvent following payment to the Medicaid Participating States of the Medicaid State Settlement Amount.   Further, the Parties expressly warrant that, in evaluating whether to execute this Agreement, the Parties (a) have intended that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to WellCare within the meaning of 11 U.S.C. § 547(c)(1), and (b) have concluded that these mutual promises, covenants and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which WellCare was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).
16.       In the event WellCare or any other party commences, within 91 days of the Effective Date of this Agreement (defined below), or of any payment made hereunder, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, (a) seeking to have any order for relief of WellCare's debts, or seeking to adjudicate WellCare as bankrupt or insolvent, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for WellCare for all or any substantial part of its assets, WellCare agrees as follows:
a.            WellCare's obligations under this Agreement may not be avoided pursuant to 11 U.S.C. §§ 547 or 548, and WellCare will not argue or otherwise take the position in any such case, proceeding or action that: (i) WellCare's obligations under this Agreement may be avoided under 11 U.S.C. §§ 547 or 548; (ii) WellCare was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the State hereunder; or (iii) the mutual promises, covenants and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to WellCare;
b.            In the event that WellCare's obligations hereunder are avoided for any reason, including, but not limited to, the exercise of a trustee's avoidance powers under the Bankruptcy Code, the State, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action or proceeding against WellCare for the claims that would otherwise be covered by the releases provided in this Agreement. If the State chooses to do so, WellCare agrees that, for purposes only of any case, action, or proceeding referenced in the first clause of this Paragraph, (i) any such claims, actions or proceedings brought by the State (including any proceedings to exclude WellCare from participation in the State's Medicaid program) are not subject to an "automatic stay" pursuant to 11 U.S.C. Section 362(a) as a result of the action, case or proceeding described in the first clause of this Paragraph, and that WellCare will not argue or otherwise contend that the States' claims, actions or proceedings are subject to an automatic stay; (ii) that WellCare will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any such civil or administrative claims, actions or proceedings which are brought by the United States or the State within 30 calendar days of written notification to WellCare that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available before the Effective Date of this Agreement; and (iii) the State has a valid claim against WellCare in the amount of its share of the Medicaid Settlement Amount plus applicable multipliers and penalties and they may pursue their claims, inter alia, in the case, action or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding; and
c.             WellCare acknowledges that its agreement in this Paragraph is provided in exchange for valuable consideration provided in this Agreement.
17.       In the event that WellCare fails to pay any and all of the payments (including both fixed and contingent components) owed pursuant to this Agreement within 15 calendar days of the due date, WellCare shall be declared to be in "Default" of this Agreement.  Furthermore, in the event of Default,
a.             any dismissals as to WellCare shall, at the State's option, be null and void, and the Settlement Amount referenced in Paragraph 1 above, less any payments already made, shall become immediately due and payable and shall bear interest at the Medicare interest rate (per 42 C.F.R. part 405.378) as of the date of Default until payment of the Settlement Amount is made in full.
b.             the State may at its option: 1) rescind its releases; 2) offset the remaining unpaid balance of the Settlement Amount from any amounts due and owing to WellCare by any department, agency, or agent of the United States or Participating States at the time of Default; 3) reinstitute an action or actions against WellCare; and 4) WellCare agrees not to contest any draw, offset, or collection action undertaken by the State pursuant to this Paragraph, either administratively or in any court.
c.              WellCare agrees to pay the State all reasonable costs of collection and enforcement of this Agreement, including attorneys' fees and expenses. In the event the State reinstitutes an action under this Paragraph, WellCare expressly agrees not to plead, argue, or otherwise raise any defense under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims, which: (a) are filed by the State within 90 calendar days of written notification to WellCare that this Agreement has been made a nullity, and (b) relates to the Covered Conduct, except to the extent these defenses were available on the Effective Date of this Agreement.

d.            The State may exclude WellCare from  participating in  its Medicaid program until WellCare pays the Settlement Amount and reasonable costs as set forth above and in Paragraph 1, above. The State will provide written notice of any such exclusion to WellCare. WellCare waives any further notice of the exclusion under state law, and agrees not to contest such exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion WellCare wishes to apply for reinstatement, WellCare must submit a written request for reinstatement to the State in accordance with the provisions of applicable state law. WellCare will not be reinstated unless and until the State approves such request for reinstatement.
18.       The Parties each represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
19.       WellCare agrees to cooperate fully and truthfully with this Participating Medicaid State's investigation of individuals and entities not released in this Agreement. Upon reasonable notice, WellCare shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. WellCare further agrees to furnish to the State, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf.    WellCare further agrees to provide prompt, complete, and truthful testimony, certifications, and/or other non-privileged information, as required by the States, necessary to identify or establish the location, authenticity, or evidentiary foundation to admit into evidence documents in any proceeding relating to matters within the Covered Conduct. WellCare shall be responsible for all costs it may incur in complying with this Paragraph.
20.       Except as expressly provided to the contrary in this Agreement, each Party to this Agreement shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
21.       Except as otherwise stated in this Agreement, this Agreement is intended to be for the benefit of the Parties only, and by this instrument the Parties do not release any liability against any other person or entity.
22.       Notice shall be given to the Medicaid Participating States through the Executive Director of the National Association of Medicaid Fraud Control Units, located at 2030 M Street N.W., 8th Floor, Washington, DC, 20036.
23.       Nothing in this Agreement constitutes an agreement by the State concerning the characterization of the amounts paid hereunder for purposes of the State's revenue code.
24.       In addition to all other payments and responsibilities under this Agreement, WellCare agrees to pay all reasonable expenses and travel costs, including reasonable consultant expenses, of the State Team. WellCare will pay this amount by separate check made payable to the National Association of Medicaid Fraud Control Units, after the Medicaid Participating States execute their respective Agreements, or as otherwise agreed by the Parties.
               25.       This Agreement is governed by the laws of the State.
26.       The undersigned WellCare signatories represent and warrant that they are authorized  as  a  result of appropriate corporate action  to  execute  this Agreement.     The

undersigned State signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement on behalf of the State through their respective agencies and departments.
27.       The "Effective Date of this Agreement" shall be as follows: If no Relator objects to or otherwise demands a hearing regarding this settlement, the Effective Date shall be the date of signature of the last signatory to the Agreement ("Effective Date of this Agreement"). For the purposes of this Paragraph, the signatories to this agreement are the State and WellCare and its counsel. For the purposes of this agreement, a Relator will be deemed to have objected to the settlement if the Relator fails to sign and return the Federal Settlement Agreement to the United States on the date specified by the U.S. Department of Justice, as set forth in Paragraph 31 of the Federal Settlement Agreement. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement. However, should any Relator object to this settlement, or demand any hearing regarding this settlement, then the Effective Date shall be the date on which the Court approves this settlement, whether by oral pronouncement, written ruling, or otherwise, which settlement includes an executed stipulation of dismissal of the Civil Actions. If any Relator objects and the Court does not approve the settlement, this Agreement is null and void and the Parties mutually release each other from any obligations under this Agreement.
28.       Should any Relator object to this settlement, or demand any hearing regarding this settlement, or should the Court for any other reason hold a hearing regarding this settlement, then WellCare agrees that it will, at its own expense, support any effort of the United States and the Medicaid Participating States to defend the fairness, adequacy, and reasonableness of this settlement including, as necessary, the filing of briefs, attendance at hearings, and presentation of evidence.

29.       In the event that any Relator asserts an objection or otherwise demands a hearing regarding this settlement (see Paragraph 27 above), and the District Court issues a ruling approving the settlement agreement and triggering the Effective Date, WellCare shall pay the first installment payment plus accrued interest (as described in Paragraph 1 .a.), and any other installment payments that come due during the pendency of any appeals, into escrow in an interest-bearing account for which the United States Attorney's Office for the Middle District of Florida ("USAO"), or, at the USAO's discretion, the Clerk of the United States District Court for the Middle District of Florida or other USAO designee, shall serve as the escrow agent. The USAO or its designated escrow agent shall hold all such installment payments plus accrued interest in such escrow account. Funds held in escrow pursuant to this Paragraph shall not be disbursed to the United States or any Medicaid Participating State until: (a) the District Court presiding over the objection issues a ruling approving the settlement agreement under § 3730(c)(2)(B) and overruling the objection of any and all objecting Relators and the time for any party to appeal such ruling to the U.S. Court of Appeals, or U.S. Supreme Courts runs without the timely filing of a notice of appeal or petition of certiorari; or (b) in the event of a timely appeal or petition of certiorari, the highest available court affirms the approval of the settlement agreement and all time period for motions for reconsideration or rehearing or for further appeals have expired. If any Court sustains the objection of any Relator and any right of the United States and the Medicaid Participating States to appeal has expired, the USAO shall direct that the escrow agent return all funds plus accrued interest to WellCare within 5 business days of the entry of such order (or expiration of appeal date), pursuant to written instructions to be provided by WellCare to the USAO, unless WellCare directs the escrow agent otherwise in writing.

30.       This Agreement shall be binding on all successors, transferees, heirs, and assigns of the Parties.
31.       This Settlement Agreement constitutes the complete agreement between the Parties with respect to this matter and shall not be amended except by written consent of the Parties.
32.       This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same Agreement.

STATE OF NEW YORK

By:	/s/ Monica J. Hickey-Martin		Dated:	March 2, 2011
	Name:	Monica J. Hickey-Martin

	Title:	Special Deputy Attorney General

OFFICE OF THE ATTORNEY GENERAL

WELLCARE HEALTH PLANS, INC.

By:	/s/ Timothy S. Susanin		Dated:	4/26/11
	Name:	Timothy S. Susanin

	Title:	Senior Vice President, General Counsel WellCare Health Plans, Inc.

By:	/s/ John C. Richter		Dated:	4/26/11
	Name:	John C. Richter

	Title:	Vice President and Chief Litigation Counsel WellCare Health Plans, Inc.

By:	/s/ L. Joseph Loveland		Dated:	April 26, 2011
	Name:	L. Joseph Loveland

	Title:	King & Spalding LLP 1180 Peachtree Street NE Atlanta, Georgia 30309 Counsel to WellCare Health Plans, Inc.

By:	/s/ Jonathan L. Diesenhaus	Dated:	4/26/11

Jonathan L. Diesenhaus Hogan Lovells LLP 555 Thirteen Street, NW Washington, DC 20004 Counsel to WellCare Health Plans, Inc.

By:	/s/ Gregory W. Kehoe	Dated:	April 26, 2011

Gregory W. Kehoe Greenberg Trauig LLP Courthouse Plaza Suite 100 625 East Twiggs Street Tampa, Florida 33602 Counsel to WellCare Health Plans, Inc.
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